Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 24, 2025, with respect to the consolidated financial statements of The Queen Casino & Entertainment Inc. as of December 31, 2024 and 2023, and for the years then ended, appearing in this Current Report on Form 8-K/A of Bally’s Corporation dated April 25, 2025.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

April 25, 2025